AMENDED AND RESTATED

ANNEX A

Effective as of December 31, 2009

RS Emerging Markets Fund

RS Floating Rate Fund

RS Global Natural Resources Fund

RS Growth Fund

RS High Yield Bond Fund

RS High Yield Municipal Bond Fund

RS International Growth Fund

RS Investment Quality Bond Fund

RS Investors Fund

RS Large Cap Alpha Fund

RS Low Duration Bond Fund

RS Mid Cap Growth Fund

RS Partners Fund

RS S&P 500 Index Fund

RS Select Growth Fund

RS Small Cap Equity Fund

RS Small Cap Growth Fund

RS Strategic Income Fund

RS Tax-Exempt Fund

RS Technology Fund

RS Value Fund

This amendment is herby agreed to on 9th day of November, 2009.

RS INVESTMENT TRUST		GUARDIAN INVESTOR SERVICES LLC

By:	/s/ Terry R. Otton	By:	/s/ Thomas G. Sorell
Name:	Terry R. Otton	Name:	Thomas G. Sorell
Title:	President	Title:	EVP & CIO